 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1996

                                                REGISTRATION NO. 333-14879

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                     PRODUCTION GROUP INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                       2200 WILSON BOULEVARD, SUITE 200
                           ARLINGTON, VA 22201-3324
                                (703) 528-8484
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

        DELAWARE                     7389                    52-1710407
                               (PRIMARY STANDARD            (IRS EMPLOYER
     (STATE OR OTHER              INDUSTRIAL             IDENTIFICATION NO.)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)

                               ----------------

                         MARK N. SIRANGELO, PRESIDENT
                     PRODUCTION GROUP INTERNATIONAL, INC.
                       2200 WILSON BOULEVARD, SUITE 200
                           ARLINGTON, VA 22201-3324
                                (703) 528-8484
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
     EDWIN M. MARTIN, JR., ESQUIRE           MICHAEL J. SILVER, ESQUIRE
      NANCY A. SPANGLER, ESQUIRE               HOGAN & HARTSON L.L.P.
        PIPER & MARBURY L.L.P.                111 SOUTH CALVERT STREET
        1200 19TH STREET, N.W.                   BALTIMORE, MD 21202
         WASHINGTON, DC 20036                      (410) 659-2700
            (202) 861-3900

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [_] ____________________
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_] ____________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                          PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               AGGREGATE           AMOUNT OF
      SECURITIES TO BE REGISTERED        OFFERING PRICE (1)   REGISTRATION FEE
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
Shares of Common Stock, par value $.01
 per share.............................      $56,810,000             $0(2)

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(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) A registration fee of $17,215 was previously paid in connection with the initial filing of the Registration Statement.

                               ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

   Securities and Exchange Commission filing fee......................... $
   National Association of Securities Dealers, Inc. filing fee...........
   Nasdaq listing fee....................................................
   Transfer agent's and registrar's fees.................................
   Printing expenses.....................................................
   Legal fees and expenses...............................................
   Accounting fees and expenses..........................................
   Blue Sky filing fees and expenses..................................... 5,000
   Miscellaneous expenses................................................
                                                                          -----
     Total............................................................... $
                                                                          =====

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

  The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act") or otherwise.

15. RECENT SALES OF UNREGISTERED SECURITIES

  A. The Registrant was reincorporated in Delaware in October 1996. During the past three years, the Registrant's predecessor has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

  (1) In November 1993, the Company issued and sold an aggregate of 1,231,151 shares of Series C Preferred Stock to six accredited investors, as such term is defined in Rule 501 of the Act ("Accredited Investors") at a purchase price of $2.60 per share. In January 1994, the Company issued and sold additional 29,000 shares of Series C Preferred Stock to four employees at a purchase price of $2.60 per share. The Company received an aggregate consideration of approximately $3.3 million for such sales.

  (2) In February 1995, the Company issued and sold an aggregate of 1,574,997 shares of Series D Preferred Stock to eight Accredited Investors at a purchase price of $7.00 per share. The Company received an aggregate consideration of approximately $11 million.

  (3) In February 1996, the Company issued and sold an aggregate of 646,707 shares of Series E Preferred Stock to ten Accredited Investors at a purchase price of $8.35 per share. In April 1996, the Company issued and sold additional 718,563 shares of Series E Preferred Stock to 11 Accredited Investors at a purchase of $8.35 per share. In June 1996, the Company issued and sold additional 276,705 shares of Series E Preferred Stock to five Accredited Investors at a purchase price of $8.35 per share. In September 1996, the Company issued and sold additional 154,432 shares of Series E Preferred Stock to an Accredited Investor at a purchase price of $8.35 per share. The Company received an aggregate consideration of approximately $15 million for sales of an aggregate of 1,796,407 shares of Series E Preferred Stock.

  (4) From January 1991 through September 1996, the Company granted to various employees and consultants stock options under the Company's 1995 stock plans and other stock option agreements to purchase an aggregate of 1,033,300 shares of Common Stock which are exercisable at prices ranging from $0.01 to $5.00 per share, of which stock options for 1,000 shares have been exercised.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1   Form of Underwriting Agreement.
  3.1   Certificate of Incorporation of the Registrant, as amended.
  3.2   By-Laws of the Registrant.
  4.1* Specimen stock certificate for shares of Common Stock of the Registrant.
  5.1* Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
 10.1*  Registrant's 1995 Stock Option/Stock Issuance Plan (Virginia).
 10.2*  Registrant's 1995 Stock Option/Stock Issuance Plan (California).
 10.3   Registrant's 1997 Directors' Stock Option Plan.
 10.4   Registrant's Financing and Security Agreement with The First National
        Bank of Maryland, dated as of October 18, 1995.
 10.5   Contract for Employment for Executive Management by and between Douglas
        L. Ducate, dated as of November 22, 1994.
 10.6 Contract for Employment for Executive Management by and between the Registrant and Cyril M. Wismar, dated as of December 28, 1994.
 10.7   Contract for Employment for Executive Management by and between Robert
        A. Kirkland, dated as of October 11, 1995.
 10.8   Contract for Employment for Executive Management by and between John M.
        Green, dated as of November 21, 1995.
 10.9   Contract for Employment for Executive Management by and between Richard
        S. Bartell, dated as of January 19, 1996.
 10.10 Contract for Employment for Executive Management by and between the Registrant and Edward P. Doody, dated as of March 21, 1996.
 10.11 Contract for Employment for Executive Management by and between the Registrant and Mark N. Sirangelo, dated as of September 1, 1996.
 10.12 Share Acquisition Agreement by and between the Registrant and the parties named therein, dated as of September 5, 1995.
 10.13# Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of January 1, 1996.
 10.14# Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 1, 1996, as amended.
 10.15# Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of April 1, 1996
 10.16# Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of July 1, 1996, as amended.
 10.17 Series D Convertible Preferred Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 10, 1995.
 10.18 Series E Convertible Preferred Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 22, 1996.
 10.19  Amendment No. 1 to Series E Convertible Preferred Stock Purchase
        Agreement by and between the Registrant and the parties named therein, dated as of June 19, 1996.
 10.20  Amendment No. 2 to Series E Convertible Preferred Stock Purchase
        Agreement by and between the Registrant and the parties named therein, dated as of September 26, 1996.

 10.21 Second Restated Investors' Rights Agreement, dated as of February 22,
       1996.
 11.1* Statement of computation of loss per share.
 21.1  Subsidiaries of the Registrant.
 23.1  Consent of Ernst & Young LLP
 23.2  Consent of Kingston Smith, Chartered Accountants
 23.3  Consent of Ernst & Young, Chartered Accountants
 23.4* Consent of Piper & Marbury L.L.P. (to be included as part of Exhibit 5.1 hereto).
 24.1  Power of Attorney (included in signature pages).
 27.1  Financial Data Schedule.

  (b) Financial Statement Schedules

     SCHEDULE                                              DESCRIPTION
     --------                                              -----------

--------

#Filed herewith. Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, filed on November 7, 1996.
*To be filed by Amendment.

17. UNDERTAKINGS

  A. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporate Law, the Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on the 25th day of October, 1996.

                                          Production Group International, Inc.


                                          By:      /s/ Mark N. Sirangelo
                                              ---------------------------------
                                                     MARK N. SIRANGELO
                                             CHAIRMAN OF THE BOARD, PRESIDENT
                                                            AND
                                                  CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

  Each person whose signature appears below in so signing also makes, constitutes and appoints Mark N. Sirangelo, Richard S. Bartell and Edwin M. Martin, Jr. and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, and any Registration Statement filed pursuant to Rule 424(b), with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.




              SIGNATURE                 TITLE                     DATE
              ---------                 -----                     ----

     /s/ Mark N. Sirangelo      Chairman of the Board,           November 7,
-------------------------------  President and Chief              1996
       MARK N. SIRANGELO         Executive Officer
                                 (Principal Executive
                                 Officer)

    /s/ Richard S. Bartell      Senior Vice President and        November 7,
-------------------------------  Chief Financial Officer          1996
      RICHARD S. BARTELL         (Principal Financial
                                 Accounting Officer)

                                Director and Vice Chairman       November 7,
            *                    of the Board                     1996
-------------------------------
    DARRYL HARTLEY-LEONARD


                                Senior Vice President and        November 7,
            *                    Director                         1996
-------------------------------
        EDWARD P. DOODY


                                Director                         November 7,
            *                                                     1996
-------------------------------
      ROBERT C. MCCORMACK


                                Director                         November 7,
            *                                                     1996
-------------------------------
       PETER C. WENDELL

 /s/ Edwin M. Martin, Jr.

*By: _____________________

   EDWIN M. MARTIN, JR.
     Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- ------------------------------------------------------------------
  1.1        Form of Underwriting Agreement.
  3.1        Certificate of Incorporation of the Registrant, as amended.
  3.2        By-Laws of the Registrant.
  4.1*       Specimen stock certificate for shares of Common Stock of the
             Registrant.
  5.1*       Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
 10.1*       Registrant's 1995 Stock Option/Stock Issuance Plan (Virginia).
 10.2*       Registrant's 1995 Stock Option/Stock Issuance Plan (California).
 10.3        Registrant's 1997 Directors' Stock Option Plan.
 10.4        Registrant's Financing and Security Agreement with The First
             National Bank of Maryland, dated as of October 18, 1995.
 10.5        Contract for Employment for Executive Management by and between
             Douglas L. Ducate, dated as of November 22, 1994.
 10.6        Contract for Employment for Executive Management by and between the Registrant and Cyril B. Wismar, dated as of December 28, 1994.
 10.7        Contract for Employment for Executive Management by and between
             Robert A. Kirkland, dated as of October 11, 1995.
 10.8        Contract for Employment for Executive Management by and between
             John M. Green, dated as of November 21, 1995.
 10.9        Contract for Employment for Executive Management by and between
             Richard S. Bartell, dated as of January 19, 1996.
 10.10       Contract for Employment for Executive Management by and between the Registrant and Edward P. Doody, dated as of March 21, 1996.
 10.11       Contract for Employment for Executive Management by and between the Registrant and Mark N. Sirangelo, dated as of September 1,
             1996.
 10.12       Share Acquisition Agreement by and between the Registrant and the parties named therein, dated as of September 5, 1995.
 10.13#      Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of January 1, 1996.
 10.14#      Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of February 1, 1996, as amended.
 10.15#      Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of April 1, 1996
 10.16#      Stock Purchase Agreement by and between the Registrant and the parties named therein, dated as of July 1, 1996, as amended.
 10.17       Series D Convertible Preferred Stock Purchase Agreement by and
             between the Registrant and the parties named therein, dated as of
             February 10, 1995.
 10.18       Series E Convertible Preferred Stock Purchase Agreement by and
             between the Registrant and the parties named therein, dated as of
             February 22, 1996.
 10.19       Amendment No. 1 to Series E Convertible Preferred Stock Purchase
             Agreement by and between the Registrant and the parties named therein, dated as of June 19, 1996.
 10.20       Amendment No. 2 to Series E Convertible Preferred Stock Purchase
             Agreement by and between the Registrant and the parties named therein, dated as of September 26, 1996.

 EXHIBIT NO. DESCRIPTION OF EXHIBIT
 ----------- -----------------------------------------------------------------
 10.21       Second Restated Investors' Rights Agreement, dated as of February
             22, 1996.
 11.1*       Statement of computation of loss per share.
 21.1        Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP
 23.2        Consent of Kingston Smith, Chartered Accountants
 23.3        Consent of Ernst & Young, Chartered Accountants
 23.4*       Consent of Piper & Marbury L.L.P. (to be included as part of
             Exhibit 5.1 hereto).
 24.1        Power of Attorney (included in signature pages).
 27.1        Financial Data Schedule.

--------

# Filed herewith. Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, filed on November 7, 1996.
* To be filed by Amendment.